As filed with the Securities and Exchange Commission on July 21, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

General Motors Company

(Exact name of registrant as specified in its charter)

Delaware	27-0756180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1240 Woodward Avenue

Detroit, Michigan 48265

(313) 667-1500

(Address, including zip code, of registrant’s principal executive offices)

GENERAL MOTORS COMPANY 2020 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

John S. Kim

Assistant Corporate Secretary and Assistant General Counsel

General Motors Company

1240 Woodward Avenue

Detroit, Michigan 48265

(313) 667-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Grant M. Dixton

Executive Vice President, Chief Legal and Public Policy Officer, and Corporate Secretary

General Motors Company

1240 Woodward Avenue

Detroit, Michigan 48265

(313) 667-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (this “Registration Statement”) is being filed in order to register an additional 27,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) of General Motors Company (the “Company,” the “Registrant,” “we,” “our,” or “General Motors”) under the General Motors Company 2020 Long-Term Incentive Plan, as amended (the “Plan”), which are securities of the same class and relate to the same employee benefit plan as those securities registered on the Company’s registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2020 (Registration No. 333-239425) and July 25, 2023 (Registration No. 333-273423), which are hereby incorporated by reference, except to the extent supplemented, amended or superseded by information set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The Company hereby incorporates into this Registration Statement the following documents filed with the SEC:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on January 27, 2026, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 20, 2026;

•

Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on April  28, 2026, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed with the SEC on July 21, 2026;

•	Our Current Reports on Form 8-K, filed with the SEC on January 8, 2026, March 23, 2026, May 26, 2026 and June 4, 2026; and

•

The description of the Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on November 10, 2010, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on January 27, 2026, together with any subsequent amendment or any report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Notwithstanding the foregoing, unless expressly incorporated into this Registration Statement, to the extent that any information contained in any document, or any exhibit thereto, was or is deemed to have been furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the issuance of the Common Stock being registered hereby has been passed upon for the Company by John S. Kim, the Company’s Assistant Corporate Secretary and Assistant General Counsel. Mr. Kim is paid a salary by the Company and owns shares of the Company’s common stock and/or has outstanding equity awards under employee benefit plans offered to employees of the Company generally.

Item 6. Indemnification of Officers and Directors

Under Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), General Motors is empowered to indemnify its directors and officers as provided therein.

General Motors’ Amended and Restated Certificate of Incorporation (the “Certificate”), provides that, to the fullest extent permitted by the DGCL, no director or officer shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to General Motors or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174, or any successor provision thereto, of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of General Motors.

Under Article V of its Amended and Restated Bylaws (the “Bylaws”), General Motors shall indemnify and advance expenses to every current or former director and officer in the manner and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred or suffered by or on behalf of such person in connection with any threatened, pending or completed investigation, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such person is or was a director or officer of General Motors, or is or was serving at the request of General Motors as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise (hereinafter, an “indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or member or in any other capacity while serving as a director, officer, employee, fiduciary or member. Except as provided below with respect to proceedings to enforce rights to indemnification, General Motors shall not be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the proceeding (or part thereof) was not authorized by the Board of Directors of General Motors. For purposes of these provisions, “officer” means a person elected or appointed to an officer position by resolution of the Board of Directors of General Motors or an authorized committee thereof.

General Motors shall pay the expenses of an indemnitee incurred in defending any proceeding in advance of its final disposition (“advancement of expenses”); provided, however, that the payment of expenses incurred by an indemnitee in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined that by final judicial decision from which there is no further right of appeal the indemnitee is not entitled to be indemnified under Article V of the Bylaws or applicable law. If a claim for indemnification or advancement of expenses by an indemnitee under Article V of the Bylaws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, General Motors shall have the burden of proving that the indemnitee was not entitled to the requested indemnification or advancement of expenses under applicable law.

The rights conferred on any person by Article V of the Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Board of Directors may, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at General Motors’ expense insurance: (a) to reimburse General Motors for any obligation which it incurs under the provisions of Article V of the Bylaws as a result of the indemnification of past, present or future directors, officers, employees, agents and any persons who have served in the past, are now serving or in the future will serve at the request of General Motors as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and (b) to pay on behalf of or to indemnify such persons against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of Article V of the Bylaws, whether or not General Motors would have the power to indemnify such persons against such liability under Article V of the Bylaws or under applicable law.

General Motors maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined by the terms of insurance) as a result of claims brought against them alleging breach of duty, neglect, error or misstatement while acting in such capacities.

In addition to the above described provisions in the Certificate and Bylaws, General Motors has entered into an indemnification agreement with each of its directors and certain of its executive officers, which provides, among other things, that General Motors will indemnify and defend each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, by reason of any action or inaction by such person in his or her capacity as a director or officer of General Motors, or by reason of the fact that such person is or was serving at the request of General Motors as a director, officer, trustee, manager, member, fiduciary, employee or agent of any other organization or enterprise. The indemnification agreement also requires General Motors to advance expenses incurred by such person in connection with the investigation, defense, or appeal of any such proceedings. Additionally, in any proceeding for which indemnification is not otherwise available, the indemnification agreement requires General Motors to contribute to the indemnifiable losses based on the relative benefits received by, and/or the losses and relative faults of, the indemnitee and General Motors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of General Motors Company dated June 3, 2025 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of General Motors Company filed June 5, 2025)

4.2	General Motors Company Amended and Restated Bylaws, as amended October 4, 2024 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of General Motors Company filed October 9, 2024)

5.1*	Opinion of John S. Kim, Esq.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of John S. Kim, Esq. (included in Exhibit 5.1)

24.1*	Powers of Attorney for directors of General Motors Company (included on the signature page of this Registration Statement)

99.1	General Motors Company 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 of General Motors Company filed June 25, 2020)

99.2	Amendment No. 1 to the General Motors Company 2020 Long-Term Incentive Plan (incorporated by reference to Appendix B of the Definitive Proxy Statement of General Motors Company, filed April 28, 2023)

99.3	Amendment No. 2 to the General Motors Company 2020 Long-Term Incentive Plan (incorporated by reference to Appendix B of the Definitive Proxy Statement of General Motors Company, filed April 20, 2026)

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Filing Fees’’ table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on July 21, 2026.

General Motors Company

By:	/s/ John S. Kim
John S. Kim
Assistant Corporate Secretary and Assistant General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John S. Kim his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mary T. Barra	Chair and Chief Executive Officer	July 21, 2026
Mary T. Barra	(Principal Executive Officer)

/s/ Paul A. Jacobson	Executive Vice President and Chief Financial Officer	July 21, 2026
Paul A. Jacobson	(Principal Financial Officer)

/s/ Christopher T. Hatto	Vice President, Global Business Solutions and Chief Accounting Officer	July 21, 2026
Christopher T. Hatto	(Principal Accounting Officer)

/s/ Patricia F. Russo	Independent Lead Director	July 21, 2026
Patricia F. Russo

/s/ Wesley G. Bush	Director	July 21, 2026
Wesley G. Bush

/s/ Joanne C. Crevoiserat	Director	July 21, 2026
Joanne C. Crevoiserat

/s/ Joseph Jimenez	Director	July 21, 2026
Joseph Jimenez

/s/ Alfred F. Kelly, Jr.	Director	July 21, 2026
Alfred F. Kelly, Jr.

/s/ Judith A. Miscik	Director	July 21, 2026
Judith A. Miscik

/s/ Mark A. Tatum	Director	July 21, 2026
Mark A. Tatum

/s/ Jan E. Tighe	Director	July 21, 2026
Jan E. Tighe

/s/ Devin N. Wenig	Director	July 21, 2026
Devin N. Wenig